Free Writing Prospectus
Filed Pursuant to Rule 433
Dated October 19, 2012
Registration Statement No. 333-167489

ABS EAST RETAIL SECURITIZATION OCTOBER 2012

Free Writing Prospectus Registration Statement No. 333-167489 Ford Credit Auto Receivables Two LLC (the “depositor”) Ford Credit Auto Owner Trusts (the “issuer”) This document constitutes a free writing prospectus for purposes of the Securities Act of 1933.  The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-866-669-7629.

DISCUSSION AGENDA Business Update 3 Retail Securitization R-1 Lease Securitization L-1 Floorplan Securitization F-1

Ford Credit has been originating retail installment contracts for over 50 years -- as of June 30, 2012, Ford Credit’s portfolio included over           2 million U.S. retail contract customers  Ford Credit has extensive experience in the securitization of U.S. retail contracts through various channels, including: Public transactions (over 55 since 1989)  Private transactions FCAR, our single seller ABCP conduit (since 1996)   Collateral composition has trended in line with the industry and Ford Credit’s strategic focus -- we securitize what we originate  Structural elements have remained consistent over time -- same structure in place for over 15 years     RETAIL SECURITIZATION  OVERVIEW

  RETAIL SECURITIZATION  BUSINESS UPDATE Number of Receivables Originated  U.S. Financing Share*  * These data include Ford, Lincoln and Mercury brands only  Ford Credit's financing practices have been prudent and consistent for many years, ensuring reliable support for Ford dealers and customers through all cycles The increase in Ford Credit’s origination volumes starting in 2010 reflect an increase in Ford’s sales and Ford Credit’s financing share Recent increases in financing share have been driven primarily by          Ford-sponsored marketing programs that favor Ford Credit   Source: Ford Credit 10-K 38% 39% 29% 32% 36% 2007 2008 2009 2010 2011 845,660  754,633  519,452  575,266  658,372  2007 2008 2009 2010 2011

RETAIL SECURITIZATION PORTFOLIO CREDIT METRICS Weighted Average FICO ® at Origination  Net Losses as a % of the Average Portfolio Outstanding  Average Net Loss on Charged-Off Contracts Repossessions as a % of the Average Number of Contracts Outstanding  Source: 2012-C Prospectus Supplement 0.79% 1.45% 1.53% 0.74% 0.45% 0.29% 2007 2008 2009 2010 2011 31-Mar-12 1.95% 2.39% 3.12% 2.54% 2.05% 1.74% 2007 2008 2009 2010 2011 31-Mar-12 706 710 719 721 730 726 2007 2008 2009 2010 2011 31-Mar-12 2007 2008 2009 2010 2011 31-Mar-12 $3,892 $6,483 $5,249 $3,047 $2,351 $1,862

         New/Used                                      Car/Light Truck/Utility                                  Weighted Average FICO®                                                                      % of Contracts > 60 month original term                    RETAIL SECURITIZATION SECURITIZATION POOL CHARACTERISTICS * Primarily non-Ford, Lincoln and Mercury vehicles, which Ford Credit does not categorize Source: Ford Credit Prospectuses 0% 20% 40% 60% 80% 100% 2008-A 2008-B 2008-C 2009-A 2009-B 2009-C 2009-D 2009-E 2010-A 2010-B 2011-A 2011-B 2012-A 2012-B 2012-C New Used 695 700 705 710 715 720 725 730 Memo: FICO® % less than 650  20%   21%     22%    23%    22%   20%    18%   18%    18%   19%   18%    16%    17%    19%   19%    0% 10% 20% 30% 40% 50%

RETAIL SECURITIZATION
SECURITIZATION POOL PERFORMANCE

FORD CREDIT



Pools > 2.0% cumulative loss: 2001-B -- E
2006-B -- C
2007-A
2008-B -- C
Loss Ratio
4.00%
3.50%
3.00%
2.50%
2.00%
1.50%
1.00%
0.50%
0.00%
1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 49 51 53 55 57 59 61 63
Period (Months)
01-A
01-B
01-C
01-D
01-E
02-A
02-B
02-C
02-D
03-A
03-B
04-A
05-A
05-B
05-C
06-A
06-B
06-C
07-A
07-B
08-A
08-B
08-C
09-A
09-B
09-C
09-D
09-E
10-A
10-B
11-A
11-B
12-A
12-B
12-C

Over 10 Years Of Consistent Performance Through Multiple Cycles

R-8

RETAIL SECURITIZATION TRANSACTION STRUCTURE

FORD CREDIT


% of Initial Adjusted Pool Balance
Class A Notes ("AAA")
95.0%
Class B Notes ("AA")
3.0%
Class C Notes ("A")
2.0%
Class D Notes ("BBB")
2.0%
Reserve Account
0.5%
Excess Spread (per annum)
~4.0%
Initial Negative Overcollateralization
(2.0%)
Total Class A Enhancement ~9.5%

- Consistent structure for more than 15 years
- Senior/subordinate, sequential pay structure
- Credit enhancements in our retail securitization programs are:
  - Subordination of junior notes
  - Cash reserve
  - Excess spread (used to build to a target overcollateralization)

R-9

RETAIL SECURITIZATION   ABS CREDIT ENHANCEMENT  – ILLUSTRATION Credit Enhancement Builds Over Time % of Class A Credit Enhancement to Remaining Adjusted Pool Balance 0% 10% 20% 30% 40% 50% 60% 70% 80% 1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 Period

RETAIL SECURITIZATION
ABS – RATING AGENCY ACTIONS

FORD CREDIT

Rating Upgrades on Public Retail Transactions (S&P/Moody's/Fitch)

Deal*	Class B		Class C		Class D	
	Initial	Present	Initial	Present	Initial	Present
2008-B	A+/Aa3/A	AA+/Aaa/AAA	BBB+/A3/BBB	AA/Aaa/AAA	BB+/Ba1/BB	A/Aaa/A
2008-C	A+/Aa3/A	AAA/Aaa/AAA	BBB+/A2/BBB	AA+/Aaa/AAA	BB+/Baa3/BB	AA/Aaa/AAA
2009-D	AA/Aa2/AA**	AA+/Aaa/AAA**	A/A1/A**	AA/Aaa/AA**	BB+/A3/BB(high)**	AA-/Aaa/BBB(high)**
2009-E	AA/Aa2/NR	AA+/Aaa/NR	A/A1/NR	AA/Aaa/NR	BB+/A2/NR	AA-/Aaa/NR
2010-A	AA/NR/AA	AA+/NR/AAA	A/NR/A	AA/NR/AAA	BBB/NR/BBB	AA-/NR/AA
2010-B	NR/Aa1/AA	NR/Aaa/AAA	NR/Aa2/A	NR/Aaa/AAA	NR/A1/BBB	NR/Aaa/AA
2011-A	AA+/Aa1/AA	AA+/Aaa/AAA	A+/Aa2/A	AA/Aaa/AA	BBB+/A1/BBB	AA-/Aaa/A
2011-B	AA+/NR/AA	AA+/NR/AA	A+/NR/A	AA/NR/A	BBB+/NR/BBB	AA-/NR/BBB
2012-A	AA+/Aa1/NR	AA+/Aa1/NR	AA-/Aa3/NR	AA-/Aa3/NR	A-/A2/NR	A-/A2/NR
2012-B	AA+/NR/AA	AA+/NR/AA	AA-/NR/A	AA-/NR/A	BBB+/NR/BBB	BBB+/NR/BBB
2012-C	AA+/Aa1/NR	AA+/Aa1/NR	AA-/Aa2/NR	AA-/Aa2/NR	BBB+/A1/NR	BBB+/A1/NR

* For 2009-A, 2009-B, and 2009-C no subordinated notes were structured

** Rated by DBRS not Fitch

R-11

RETAIL SECURITIZATION BREAK-EVEN ANALYSIS

FORD CREDIT



Break-Even for 2012-C Compared With Historical Pool Losses
Illustration: Approximate Break-Even Cumulative Net Loss for 2012-C*
14%
12%
10%
8%
6%
4%
2%
0%
1 3 5 7 9 11 13 15 17 19 21 23 25 27 29 31 33 35 37 39 41 43 45 47 49 51 53 55 57 59 61 63
Period (Months)
01-A
01-B
01-C
01-D
01-E
02-A
02-B
02-C
02-D
03-A
03-B
04-A
05-A
05-B
05-C
06-A
06-B
06-C
07-A
07-B
08-A
08-B
08-C
09-A
09-B
09-C
09-D
09-E
10-A
10-B
11-A
11-B
12-A
12-B
12-C

* S&P 2012-C Pre-Sale Report

R-12

ORIGINATIONS, SERVICING AND RISK MANAGEMENT

FORD CREDIT  ORIGINATION STRATEGY  Segment credit applicants and price appropriately to manage risk Build strong relationships with dealers and support for automotive brands Robust credit evaluation (proprietary scoring models and judgment) and verification process  Buy it Right Operate Efficiently Collect Effectively Fund Efficiently Manage Risks Service Originate Fund

FORD CREDIT  CREDIT RISK SCORING Ford Credit internally develops risk models through statistical analysis of the customer portfolio consisting of millions of contracts originated over decades to identify key variables that predict an applicant’s likelihood to pay: Automotive-specific data (including auto specific FICO®) Ford Credit’s loss experience and internal processes Expertise of highly competent internal analytics team Before the credit risk scoring model is applied, applicants are classified into various categories that determine which scorecard is used including: Customer (consumer, commercial) Credit bureau attributes (FICO®) Product (retail, lease) Ford Credit reviews scorecards regularly to confirm continued business significance and statistical predictability of the variables  Adjustments to the scorecards are implemented to react quickly to portfolio performance shifts Scorecard generates a Probability of Payment (POP) score for every application

FORD CREDIT  PROPRIETARY ORIGINATIONS SCORING MODEL How does POP enhance credit bureau data? Credit bureau data represents only one bureau  POP adds to credit bureau data, an evaluation of: Financing product (retail, lease) Customer characteristics (payment-to-income) Contract characteristics (loan-to-value, term, payment)  Employs knowledge-based system concepts to enhance the predictive power of credit bureau and application data  The combination of credit bureau data, these characteristics and concepts add to the effectiveness of POP as a predictive scoring tool

PURCHASING GUIDELINES AND CONTROL PROCESSES Ford Credit uses web-based origination policies and procedures to ensure consistent credit decisions  Purchase quality guidelines establish targets for the purchase of lower and marginal quality contracts and are used to manage the overall portfolio Risk factor guidelines provide a framework of credit application evaluation criteria, including but not limited to, loan to value and payment to income Procedures are in place for determination and verification of income, employment and residency Management review Risk management portfolio performance analysis process Monthly purchase quality reporting at region and business center level  Risk model POP performance reports    These Capabilities Enable Early Detection Of Portfolio Performance At The Dealer, Region, Business Center And Country Level

FORD CREDIT  SERVICING STRATEGY    Ford Credit is a world-class servicing organization Credit losses are an expected part of the business The objective is to collect within purchase expectations over the life of the contract Customer and dealer satisfaction are critical  Buy it Right Operate Efficiently Collect Effectively Fund Efficiently Manage Risks Service Originate Fund

FORD CREDIT  SERVICING STRATEGY Ford Credit uses behavioral scorecards to identify predictors and calculate probability of default Factors used in the behavioral scoring models include origination characteristics and scores, updated credit bureau information, and customer history variables, such as payment patterns  Probability of Default is the primary driver in determining risk category, which establishes: Assignment timing Follow-up intensity Assignment transfers within the collections area from early stage delinquency, which includes account maintenance, to late stage delinquency, which focuses on loss prevention  Ford Credit reviews scorecards regularly to confirm continued business significance and statistical predictability of the variables

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